Exhibit 107
Calculation of Filing Fee Table
Form S-11
(Form Type)
Sunrise Realty Trust, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Maximum Aggregate Offering Price(1)(2)	Fee Rate	Amount of Registration Fee(3)
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, $0.01 par value per share	457(o)	287,500	$12.00	$3,450,000	0.00015310	$528.20
Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Carry Forward Securities
Carry Forward Securities	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
	Total Offering Amounts					$3,450,000		$528.20
	Total Fees Previously Paid							-
	Total Fee Offsets							-
	Net Fee Due							$528.20
(1)Represents only the additional number of shares being registered pursuant to this registration statement and includes 37,500 additional shares that the underwriters have the option to purchase. Does not include the 6,325,000 shares of common stock that were previously registered on the Registration Statement on Form S-11 (File No. 333-284367).
(2)Based on public offering price.
(3)The registration fee is calculated in accordance with Rule 457(a) under the Securities Act. The Registrant previously registered 6,325,000 shares of its common stock with an aggregate offering price of $86,273,000 on the Registrant’s Registration Statement, which became effective January 27, 2025, for which a filing fee of $13,208.40 was paid. In accordance with Rule 462(b) under the Securities Act, an additional amount of securities having a maximum aggregate offering price of $3,450,000 is hereby registered, which includes shares issuable upon the exercise of the underwriters’ option to purchase additional shares.